                                                                    Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                           MAXXIM MEDICAL GROUP, INC.

                                  * * * * * *

        FIRST. The name of the corporation is Maxxim Medical Group, Inc. (the "Corporation").

        SECOND. The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover, Kent County, Delaware 19901. The name of its registered agent at such address is National Registered Agents, Inc.

        THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

        FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock with a par value of $0.01 per share ("Common Stock").

        FIFTH. The Corporation is to have perpetual existence.

        SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

               A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

               B. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

               C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

               D. The number of shares of authorized Common Stock of the Corporation may be increased or decreased (but not below the number then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, notwithstanding the provisions of
Section 242(b)(2) of the DGCL.

        SEVENTH. The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL or
(iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        EIGHTH. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

        NINTH. The Corporation shall initially have one (1) director to hold office until the first annual meeting of the shareholder and until his successors have been elected and qualified, or until his earlier resignation, removal from office or death. The number of directors may be either increased or decreased from time to time in accordance with the Bylaws of the Corporation. The name and address of the initial director of the Corporation are:


         Name                                Address
         ----                                --------
         Kenneth W. Davidson                 10300 49th Street North
                                             Clearwater, Florida  33762

        TENTH. The name and mailing address of the sole incorporator is as follows:

                             Paul R. Lynch, Esquire
                       101 East Kennedy Blvd., Suite 2800
                              Tampa, Florida 33602

        ELEVENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        TWELFTH. The Corporation shall, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The indemnification provided by this Section 12 shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the By-laws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation or otherwise.

        I, THE UNDERSIGNED, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the DGCL, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 20th day of August, 1999.

                                       /s/ Paul R. Lynch
                                       -----------------
                                       Paul R. Lynch
                                       Incorporator






























                                       3